Exhibit 99.1

Hennessy Advisors, Inc. Reports Quarterly Earnings and Announces Quarterly Dividend

NOVATO, Calif., May 11, 2022 /PRNewswire/ -- Hennessy Advisors, Inc. (NASDAQ:HNNA) reported results for its second fiscal quarter of 2022, which ended March 31, 2022. The firm also announced a quarterly dividend of $0.1375 per share to be paid on June 2, 2022, to shareholders of record as of May 23, 2022, which represents an annualized dividend yield of 5.8%.*

"After two years of unprecedented change in the world, we are still confronted with many challenges: a lingering pandemic, mounting inflation (including high energy prices), a war in Ukraine, and market volatility. Moreover, while all of these challenges have ramifications for every person and every business (including ours), I believe the social and economic effects on our world, especially for the people in the Ukraine, are far more significant. Despite all these hurdles, we still believe that the U.S. economy is strong. The American consumer is in solid financial shape with a robust job market, wage increases, more than $2 trillion in savings, and very low individual debt. I remain confident that our financial markets will be buoyed by corporate earnings, continued buybacks, and dividend increases as companies strategically use their cash. I am hopeful that the Federal Reserve and the government will be thoughtful as they deploy rate increases intended to stem inflation," said Neil Hennessy, Chairman and CEO. "Although the volatility we've seen in the first calendar quarter of the year will likely continue in the short term, I am convinced that strong market fundamentals can support reasonable returns in 2022 and beyond," he added.

"While our earnings are down this quarter primarily due to the interest expense related to our bond debt, our cash net of outstanding debt is up over 35% in the past 12 months, and that continues to be the real story here at Hennessy," said Teresa Nilsen, President and COO. "We have nearly $56 million in cash (and growing) to deploy strategically and efficiently. We remain diligent in our search for acquisitions. With excellent operating cash flow coverage for our dividend, we can focus on deploying our available cash in the best way possible to provide value to our shareholders," she added.

Summary Highlights (compared to the prior comparable quarter ended March 31, 2021):

  Total revenue of $7.7 million, a decrease of 2%.
  Net income of $1.6 million, a decrease of 15%.
  Fully diluted earnings per share of $0.21, a decrease of 19%.
  Average assets under management, upon which revenue is earned, of $3.8 billion, a decrease of 2%.
  Total assets under management of $3.8 billion, a decrease of 5%.
  Cash and cash equivalents, net of gross debt, of $15.6 million, an increase of 36%.
	Financial Highlights
	Three Months Ended March 31,		Change
	2022	2021	Amount	Percent
Total Revenue	$ 7,744,624	$ 7,934,057	$ (189,433)	-2.4%
Net Income	$ 1,602,541	$ 1,885,516	$ (282,975)	-15.0%
Earnings Per Share (Diluted)	$ 0.21	$ 0.26	$ (0.05)	-19.2%
Weighted Average Number of Shares Outstanding (Diluted)	7,548,335	7,382,854	165,481	2.2%
Mutual Fund Average Assets Under Management	$3,829,346,037	$3,918,388,292	$ (89,042,255)	-2.3%

	As of March 31,
	2022	2021
Mutual Fund Total Assets Under Management	$3,804,027,802	$4,023,364,123	$(219,336,321)	-5.5%
Cash and Cash Equivalents, Net of Gross Debt Balance	$ 15,585,132	$ 11,476,204	$ 4,108,928	35.8%

*	Based on the closing stock price of $9.45 on May 10, 2022, and an annualized dividend of $0.55 per share.

About Hennessy Advisors, Inc.

Hennessy Advisors, Inc. is a publicly traded investment manager offering a broad range of domestic equity, multi-asset, and sector and specialty mutual funds. Hennessy Advisors, Inc. is committed to providing superior service to shareholders and employing a consistent and disciplined approach to investing based on a buy-and-hold philosophy that rejects the idea of market timing.

Supplemental Information

Nothing in this press release shall be considered a solicitation to buy or an offer to sell a security to any person in any jurisdiction where such offer, solicitation, purchase, or sale would be unlawful under the securities laws of such jurisdiction.

Forward-Looking Statements

This press release contains "forward-looking statements" for which Hennessy Advisors, Inc. claims the protection of the safe harbor contained in the Private Securities Litigation Reform Act of 1995. Forward-looking statements relate to expectations and projections about future events based on currently available information. Forward-looking statements are not a guarantee of future performance or results and are not necessarily accurate indications of the times at which, or means by which, such performance or results may be achieved. Forward-looking statements are subject to risks, uncertainties, and assumptions, including those described in the sections entitled "Risk Factors" and elsewhere in the reports that Hennessy Advisors, Inc. files with the Securities and Exchange Commission. Unforeseen developments could cause actual performance or results to differ substantially from those expressed in, or suggested by, the forward-looking statements. Hennessy Advisors, Inc. management does not assume responsibility for the accuracy or completeness of the forward-looking statements and undertakes no responsibility to update any such statement after the date of this press release to conform to actual results or to changes in expectations.

CONTACT: Teresa Nilsen, Hennessy Advisors, Inc., Terry@hennessyadvisors.com, 800-966-4354; or Hibre Teklemariam, SunStar Strategic, HTeklemariam@sunstarstrategic.com, 703-894-1057